UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Security Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2007

DUNCAN ENERGY PARTNERS L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-33266	20-5639997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, 10th Floor Houston, Texas 77002 (Address of Principal Executive Offices, including Zip Code)
(713) 381-6500 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 25, 2007, Duncan Energy Partners L.P. (“Duncan Energy Partners”) issued a press release announcing its financial results for the three and nine months ended September 30, 2007 and 2006, and held a webcast conference call discussing those results. A copy of the earnings press release is filed as Exhibit 99.1 to this report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be available for replay on Duncan Energy Partners’ website at www.deplp.com. The conference call will be archived on our website for 90 days.

Significant Relationships Referenced in this Current Report on Form 8-K

Duncan Energy Partners did not own any assets prior to February 5, 2007, which was the date it completed its initial public offering of common units. The historical business and operations of Duncan Energy Partners prior to February 5, 2007 are referred to as “Duncan Energy Partners Predecessor” or “Predecessor.” Unless the context requires otherwise, references to “we,” “us,” “our,” “the Partnership” or “Duncan Energy Partners” are intended to mean the business and operations of Duncan Energy Partners L.P. and its consolidated subsidiaries since February 5, 2007. When used in a historical context (i.e. prior to February 5, 2007), these terms are intended to mean the combined business and operations of Duncan Energy Partners Predecessor. For financial reporting purposes, the effective date of the closing of our initial public offering and related transactions was February 1, 2007.

References to “DEP GP” mean DEP Holdings, LLC, which is our general partner.

References to “DEP Operating Partnership” mean DEP Operating Partnership, L.P., which is a wholly owned subsidiary of Duncan Energy Partners that conducts substantially all of its business.

References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., which owns Enterprise Products Operating LLC. Enterprise Products Partners is a publicly traded partnership, the limited partner interests of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD.”

References to “EPO” mean Enterprise Products Operating LLC, which is our Parent, and its consolidated subsidiaries. EPO owns the controlling interest in the Partnership’s general partner, DEP GP, and is a significant owner of the Partnership’s common units.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the limited partner interests of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and is wholly owned by Enterprise GP Holdings.

References to “Enterprise GP Holdings” mean Enterprise GP Holdings L.P., which owns Enterprise Products GP and TEPPCO GP and limited partner interests in Enterprise Products Partners and TEPPCO.

References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities.

All of the aforementioned entities are affiliates and under common control of Dan L. Duncan, the Chairman and controlling shareholder of EPCO.

Basis of Financial Statement Presentation

Our results of operations since the completion of our initial public offering are not necessarily indicative of results expected for the full year.

Except per unit amounts, dollar amounts presented in the tabular data within this Current Report on Form 8-K are stated in thousands of dollars.

The financial information and related discussion included in the press release and this Current Report on Form 8-K that pertain to periods prior to our initial public offering reflect the assets, liabilities and operations contributed to us by EPO at the closing of our initial public offering on February 5, 2007. We refer to these historical assets, liabilities and operations as the assets, liabilities and operations of Duncan Energy Partners Predecessor. We have elected February 1, 2007 as the effective closing date for financial accounting and reporting purposes with respect to Duncan Energy Partners Predecessor.

The financial information of Duncan Energy Partners Predecessor reflects EPO’s historical ownership of these assets, liabilities and operations. The principal business entities included in the historical combined financial statements of Duncan Energy Partners Predecessor are (on a 100% basis): (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”), a Delaware limited liability company; (ii) Acadian Gas, LLC (“Acadian Gas”), a Delaware limited liability company; (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), a Delaware limited partnership, including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene”), a Delaware limited partnership, including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”), a Delaware limited liability company. EPO contributed a 66% equity interest in each of these five entities to us on February 5, 2007. EPO retained the remaining 34% equity interests in each of these subsidiaries.

We have presented our results of operations following the completion of our initial public offering separately from those pertaining to Duncan Energy Partners Predecessor. We acquired substantially all of the assets and operations of the Predecessor that are included in our consolidated financial statements. There are a number of agreements and other items that went into effect at the time of our initial public offering that affect the comparability of our current operating results with the historical operating results of Duncan Energy Partners Predecessor. These differences include:

▪	the fees we charge EPO for underground storage services at the facility owned by Mont Belvieu Caverns increased as a result of new agreements executed in connection with our initial public offering;

▪	all storage well measurement gains and losses relating to Mont Belvieu Caverns’ facility are now retained by EPO;

▪	Mont Belvieu Caverns now makes a special allocation of operational measurement gains and losses to EPO; and

▪	the transportation revenues recorded by Lou-Tex Propylene and Sabine Propylene decreased after our initial public offering due to the assignment of certain exchange agreements from EPO to us.

As generally used in the energy industry and in this press release and accompanying exhibits, the identified terms have the following meanings:

/d	= per day
TBtu	= trillion British Thermal units
BBtu	= billion British Thermal units
MMBtu	= million British Thermal units
MBPD	= thousand barrels per day
Bcf	= billion cubic feet
MMcf	= million cubic feet
Mcf	= thousand cubic feet

Use of Non-GAAP financial measures

Our press release and/or the conference call discussions include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, distributable cash flow, and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We define total (or combined) segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on the sale of assets; and (iii) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline Gas Pipeline Company, L.P. (“Evangeline”) in our measurement of segment gross operating margin and operating income. Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of Acadian Gas. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Evangeline performs complementary roles to the other business operations of Acadian Gas. As circumstances dictate, we may increase our ownership interest in Evangeline or make other equity method investments.

Distributable cash flow. We define distributable cash flow for Duncan Energy Partners as net income or loss plus: (i) depreciation, amortization and accretion expense; (ii) cash distributions received from our unconsolidated affiliate, if any, less equity in the earnings of such unconsolidated affiliate; (iii) the subtraction of sustaining capital expenditures; (iv) the addition of losses or subtraction of gains relating to the sale of assets; (v) cash proceeds from the sale of assets; (vi) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amounts to earnings; and (vii) other miscellaneous non-cash amounts affecting net income or loss for the period less parent interest in the above adjustments to net income or loss in deriving distributable cash flow. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, accretion and amortization expense, with all amounts net of the Parent Interest. EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (iii) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (iv) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
99.1	Duncan Energy Partners L.P. press release dated October 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNCAN ENERGY PARTNERS L.P.

By:	DEP Holdings, LLC, as general partner

Date: October 25, 2007	By: ___/s/ Michael J. Knesek__________
Name:	Michael J. Knesek
Title:	Senior Vice President, Controller
and Principal Accounting Officer
of DEP Holdings, LLC

Exhibit Index

Exhibit No.	Description

99.1	Duncan Energy Partners L.P. press release dated October 25, 2007.